UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
May 27, 2008 (May 27, 2008)
STERLING CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50132	76-0502785
(State or other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation		Identification No.)

333 Clay Street, Suite 3600		77002-4109
Houston, Texas		(Zip Code)
(Address of principal execute offices)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective as of May 27, 2008, John V. Genova was appointed President and Chief Executive Officer of Sterling Chemicals, Inc. (“Sterling”) and elected as a member of its Board of Directors. Mr. Genova succeeds Richard K. Crump, who retired as President and Chief Executive Officer effective as of May 27, 2008 but will remain a member of Sterling’s Board of Directors. The press release announcing the appointment of Mr. Genova and retirement of Mr. Crump is attached to this Form 8-K as Exhibit 99.1 and incorporated by reference herein.
     Mr. Genova’s employment as Sterling’s President and Chief Executive Officer is governed by an Employment Agreement (the “Employment Agreement”) dated effective as of May 27, 2008, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated by reference herein. Under the Employment Agreement, Mr. Genova earns a base salary initially set at $395,000 per year (subject to annual increases at the discretion of Sterling’s Board of Directors) and he participates in its bonus and incentive plans and all of its other employee benefit plans made available to its executive officers generally. In addition, when Mr. Genova signed the Employment Agreement, Sterling granted Mr. Genova options to acquire 120,000 shares of Sterling’s common stock at an exercise price of $31.60 per share. These options, which were granted under Sterling’s Amended and Restated 2002 Stock Plan, have a ten-year term and will vest and become exercisable in three equal, annual installments, with the first installment vesting and becoming exercisable on May 27, 2009 (subject to Mr. Genova’s continued employment with Sterling on each applicable vesting date).
     Under the Employment Agreement, Mr. Genova is eligible for severance benefits if his employment is terminated in specified ways and for specified reasons. That termination must either result from the expiration of the term of the Employment Agreement, Mr. Genova resigning for “Good Reason” or Mr. Genova being terminated by Sterling without “Cause” (as these terms are defined in the Employment Agreement). The Employment Agreement is initally for a three–year term with automatic one-year extensions each year unless Sterling elects to stop the automatic extensions. If Mr. Genova’s employment with Sterling is terminated in a way that results in his being eligible for severance benefits under the Employment Agreement, Mr. Genova is entitled to a lump sum payment determined by multiplying his annual base salary plus his Target Bonus (as defined in the Employment Agreement) by 2.75. Once the base amount of the lump sum payment is determined, the final amount of the lump sum payment depends on whether a “Change of Control” (as defined in the Employment Agreement) occurs during the period starting two years prior to the termination of his employment and ending 180 days after the date of the termination of his employment. If a Change of Control has not (and does not) occur within that specified period, the amount of the lump sum payment is reduced by 50%. However, if the lump sum payment is payable in connection with a Change of Control, up to 50% of the lump sum payment is subject to repayment by Mr. Genova if he, within one year after the termination of his employment, owns, manages, operates or controls (or joins in the ownership, management, operation or control of), or becomes employed by or connected in any manner with, any business engaged in the manufacture or sale of acetic acid acetic acid, propylene, biodiesel or renewable fuels anywhere in Texas or any of its contiguous states.

     Currently, if Mr. Genova terminated his employment for Good Reason or was terminated by Sterling for Cause, he would be paid a lump sum amount equal to $2,172,500 if a Change of Control occurs during his protection period or $1,086,250 if no Change of Control occurs during his protection period.
     In addition to the lump sum payment, Mr. Genova would also be entitled to his accrued but unpaid salary, compensation for unused vacation time and any unpaid vested benefits earned or accrued under any of Sterling’s benefit plans (other than qualified plans). Also, for a period of 18 months, Mr. Genova (and the members of his family who are currently eligible to receive benefits under Sterling’s primary group medical plan) would continue to be covered by all of Sterling’s life, health care, medical and dental insurance plans and programs (excluding disability) to the extent it continues to provide such coverage to its executive officers generally, as long as he makes a timely COBRA election and pays the regular employee premiums required under Sterling’s plans and programs. In addition, Sterling’s obligation to continue to provide coverage under its plans and programs with respect to any particular type of plan or program ends if and when Mr. Genova becomes eligible for similar coverage under a subsequent employer’s plan without being subject to any preexisting-condition exclusion under that plan.
     If any payment or distribution to Mr. Genova under the Employment Agreement is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, he is also entitled to receive a gross-up payment from us in an amount such that, after payment by Mr. Genova of all taxes on the gross-up payment, the amount of the gross-up payment remaining is equal to the lesser of (i) the excise tax imposed under Section 4999 of the Internal Revenue Code and (ii) 25% of the sum of Mr. Genova’s annual base compensation plus his Bonus Target under Sterling’s Bonus Plan for the year of payment.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
*10.1 Employment Agreement between Sterling Chemicals, Inc. and John V. Genova
99.1	Press Release of Sterling Chemicals, Inc., dated May 27, 2008

*	Management contracts or compensatory plans or arrangements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2008	STERLING CHEMICALS, INC.
	By:	/s/ John R. Beaver
John R. Beaver
Senior Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

*10.1	Employment Agreement between Sterling Chemicals, Inc. and John V. Genova

99.1	Press Release of Sterling Chemicals, Inc., dated May 27, 2008

*	Management contracts or compensatory plans or arrangements.